EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Option Plan and the 1999 Employee Stock Purchase Plan of Finisar Corporation of our report dated June 3, 2003, with respect to the consolidated financial statements of Finisar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2003, filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of Finisar Corporation for the years ended April 30, 2003, 2002, and 2001 included in the Annual Report (Form 10-K) for the year ended April 30, 2003 filed with the Securities and Exchange Commission. This schedule is the responsibility of Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Palo Alto, California August 8, 2003